SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934
                                (AMENDMENT NO.     )

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Filed by a Party other than the Registrant [  ]

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[_] Preliminary Proxy Statement            [_] CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED
[X] Definitive Proxy Statement                 BY RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                   ARMCO INC.
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

                              ARMCO INC.
                          ONE OXFORD CENTRE
                           301 GRANT STREET
                       PITTSBURGH, PA 15219-1415

                       -------------------------

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           APRIL 24, 1998

                       -------------------------

	NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Armco Inc. will be held at the Rivers Club, located at One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania, on Friday, April 24, 1998, at 10:00 a.m., for the following purposes:

      1.     To elect directors;

      2. Approval of the Amendment and Restatement of the 1993 Long-Term Incentive Plan;

      3. To transact such other business as may properly come before the meeting.

     The close of business on February 27, 1998, was fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. The proxy statement that follows contains more detailed information as to the actions proposed to be taken.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN YOUR PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.




                                      By Order of the Board of Directors
                                      Gary R. Hildreth, Secretary


Pittsburgh, Pennsylvania
March 13, 1998

                                 ARMCO INC.
                             ONE OXFORD CENTRE
                              301 GRANT STREET
                            PITTSBURGH, PA  15219

                             --------------------
                               PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 24, 1998

                              --------------------


                      SOLICITATION AND VOTING OF PROXIES

     The enclosed proxy is being solicited by the Board of Directors of Armco Inc., an Ohio corporation (hereinafter "Armco" or the "Corporation"), with its principal executive offices located at One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania 15219-1415, for use at the annual meeting of shareholders (the ''Meeting'') of the Corporation to be held on April 24, 1998. This proxy statement and the accompanying proxy were first sent to shareholders of the Corporation on or about March 13, 1998.

     The close of business on February 27, 1998, has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting. On that date, the Corporation had outstanding and entitled to vote 107,843,544 shares of common stock, $.01 par value (the ''common stock''), 1,697,231 shares of Class A, $2.10 Cumulative Convertible Preferred Stock (the ''$2.10 preferred stock'') and 2,700,000 shares of Class A, $3.625 Cumulative Convertible Preferred Stock (the ''$3.625 preferred stock''). Holders of shares of common stock, $2.10 preferred stock and $3.625 preferred stock are each entitled to one vote for each share owned on all matters to come before the Meeting.

     Shares of common stock, $2.10 preferred stock and $3.625 preferred stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Meeting in accordance with the direction indicated on such proxies. Prior to its exercise, a proxy may be revoked by a later proxy received by the Corporation or by giving notice to the Corporation in writing or in open meeting.

     With respect to the election of directors, shareholders may vote for the election of the entire slate or may withhold their vote from the entire slate by marking the proper box on the form of proxy, or may withhold their vote from any one or more individual nominees by striking a line through the name of such nominees in the form of proxy.

     If no direction is given, an executed proxy will be voted FOR the election of each of the nine persons named as nominees. If any nominee for election as a director should be unable to serve, the proxy will be voted for a nominee, if any, designated by the Board of Directors. Directors are elected by a plurality of votes cast. Abstentions and broker non-votes will have the same effect as a vote withheld in the case of the election of directors.

     The Board of Directors does not anticipate that any matters other than those set forth herein will be brought before the Meeting. If, however, other matters are properly presented, the persons named in the proxy will have discretion, to the extent provided by applicable law, to vote on such matters.

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

     Under Ohio law, if any shareholder gives notice in writing to the president, a vice president or the secretary of the Corporation, not less than 48 hours before the time fixed for holding the Meeting, that such shareholder desires the voting for the election of directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Meeting by the chairman or secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate his or her voting power for the election of directors.

     In the event of such an announcement, the persons named as proxies on the enclosed proxy card will use their discretion in exercising such cumulative voting power with respect to the shares represented thereby. Under the cumulative voting method, each shareholder is entitled to the number of votes equal to the number of shares held by such shareholder on the record date multiplied by the number of directors to be elected, and all such votes may be cast for a single nominee or distributed among the nominees as desired. The Corporation intends that such persons named as proxies will (except as otherwise provided by the shareholder submitting such proxy) have discretion to cumulate votes for the election of directors so as to maximize the number of directors elected from among the nominees proposed by the Board.


                             ELECTION OF DIRECTORS

     As provided in Armco's Regulations, the Board of Directors has fixed the number of directors at nine and nine persons have been nominated to serve as directors of the Corporation until the next Annual Meeting of Shareholders and until their successors are elected and qualified. These nominees are named in the following table, which also sets forth information for each nominee respecting age, principal occupation, business experience during the past five years and certain other information. Mr. Duke, a director of the Corporation, has elected not to be a nominee.


Dan R. Carmichael         Age 53; President and Chief Executive Officer,
                          IVANS, Inc., a data and telecommunications remarketer and software development company. Former
                          Chairman, President and CEO of Shelby Insurance
                          Group (also known as Anthem Casualty Insurance
                          Group).  Also a Director of IVANS, Inc. and
                          Alleghany Corporation.


Paula H.J. Cholmondeley   Age 50; Consultant.  Formerly Vice President and
                          General Manager Residential Insulation of Owens
                          Corning, an advanced glass and composite materials company, where Ms. Cholmondeley previously was Corporate Vice President, and President of Owens
                          Corning's Miraflex(TM) Products business unit, and former Vice President Business Development and
                          Global Sourcing. A Director of the Corporation since 1996; a member of the Audit Review Committee and Corporate Responsibility Committee.


Dorothea C. Gilliam       Age 44; Vice President - Investments of Alleghany
                          Corporation, an insurance and financial services holding company. Formerly Assistant Vice President of Chicago Title & Trust Company, a title insurance company. A Charter Financial Analyst and member of the Association of Investment Management and Research. Also a trustee of CT&T Funds, an open-ended management investment company. A Director of the Corporation since 1997; a member of the Audit
                          Review Committee and the Corporate Responsibility
                          Committee.


Charles J. Hora, Jr.      Age 54; President of Lord Corporation, a diversified
                          manufacturer of products and systems to bond and coat materials and to control mechanical motion and noise.

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

John C. Haley             Age 68; Former Chairman of the Board of the
                          Corporation.  Retired Chairman of the Board and
                          Chief Executive Officer of Business International
                          Corporation, a publishing, consulting and advisory services firm. A Director of the Corporation since
                          1975; a member of the Compensation Committee and Corporate Responsibility Committee.


Bruce E. Robbins          Age 53; Executive Vice President of PNC Bank Corp.,
                          a provider of broad-based banking and financial services. Former President and Chief Executive
                          Officer of PNC Bank, N.A. - Pittsburgh and former
                          President of PNC Bank, Ohio, N.A.  A Director of the
                          Corporation since 1994; a member of the Compensation
                          Committee and Nominating Committee.


Jan H. Suwinski           Age 56; Professor of Strategy and Operations
                          Management, Cornell University, Johnson Graduate
                          School of Management.  Former Executive Vice
                          President of the Opto-Electronics Group of Corning
                          Incorporated, a broad-based manufacturing and service company. Formerly Chairman of Siecor
                          Corporation, a provider of fiber optic cable, hardware and equipment. Also a Director of Tellabs, Inc.



John D. Turner            Age 52; President and Chief Executive Officer of
                          Copperweld Corporation, a manufacturer of tubular and bimetallic wire products. A Director of the Corporation since 1994; a member of the Compensation
                          Committee and Nominating Committee. Also a Director of C-E Minerals, Inc. and Shenango Incorporated.


James F. Will             Age 59; Chairman of the Board, Chief Executive
                          Officer and President of the Corporation and former
                          Chief Operating Officer of the Corporation.
                          Formerly President and Chief Executive Officer of
                          Cyclops Industries, Inc., a producer of flat-rolled stainless and carbon steels, tubular steel products and special alloys. A Director of the Corporation since 1992; a member of the Corporate Responsibility
                          Committee.  Also a Director of Alleghany
                          Corporation.


Board of Directors and Committees of the Board

     In 1997, the Board of Directors of the Corporation met seven times. In addition to the committees described below, the Board of Directors has appointed a Corporate Responsibility Committee.

     The Nominating Committee met twice in 1997. This committee reviews the qualifications of and recommends individuals for election as directors. It advises on the optimum size and composition of the Board and reviews and defines the responsibilities, duties and performance of the committees of the Board. This committee also reviews and advises the Board on the Corporation's organization and successors for key personnel. This committee will review nominees suggested by shareholders in writing and sent to the attention of the Secretary of the Corporation.

     In accordance with the Corporation's Regulations, which were approved by the shareholders, shareholders intending to nominate director candidates for election at any annual meeting of shareholders must deliver written

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

notice thereof to the Secretary of Armco not later than 90 days prior to the date one year from the date of the immediately preceding annual meeting of shareholders. Such notice, timely given by a shareholder, shall set forth certain information concerning such shareholder and his or her nominee(s). The presiding officer at such annual meeting may refuse to acknowledge any nomination not made in accordance with the foregoing and any person not so nominated shall not be eligible for election as a director. Shareholders intending to nominate director candidates for election at the 1999 annual meeting of shareholders must deliver written notice, including specified information, to the Secretary of the Corporation by January 24, 1999.

     The Audit Review Committee met three times in 1997. This committee is responsible for nominating the independent auditors, working with the independent auditors and the internal auditing staff of the Corporation and other corporate officials, reviewing the financial statements of the Corporation, monitoring compliance with corporate policies relating to conflict of interest, business ethics and antitrust and reporting on the results of the audits to the Board, as well as submitting to the Board its recommendations relating to the financial reporting, accounting practices and policies, and financial accounting and operation controls.

     The Compensation Committee reviews, determines and recommends to the Board the principal compensation and benefit programs, including the compensation of executive officers of the Corporation, reviews the Board's delegation of fiduciary responsibility relating to certain benefit plans to the Benefit Plans Administrative Committee and to the Benefit Plans Asset Review Committee and administers and oversees grants and awards under the Corporation's employee stock and other incentive plans. This committee met five times in 1997. See "EXECUTIVE COMPENSATION -- Compensation Committee Report on Executive Compensation".

     During 1997, no director attended less than 75% of the meetings of the Board and committees on which he or she served.

Compensation of Directors

     Each director, other than those who are employees of the Corporation or its subsidiaries, is paid a retainer fee of $24,000 a year, plus travel and other expenses incurred in connection with his or her work for the Corporation. For each Board meeting attended, each director receives $1,000. For each committee meeting attended, each committee member receives $800 and the committee chairperson receives $1,000. Directors who are employees of the Corporation do not receive any additional compensation by reason of their membership on, or attendance at meetings of, the Board or committees thereof.

     Under the 1995 Directors Stock Purchase and Deferred Compensation Plan (the "Directors Stock Plan"), approved by the shareholders in 1995, each non-employee director receives 25% (and may elect to receive up to 100%) of his or her annual retainer fee in shares of common stock and the balance in cash. Each non-employee director may also elect to defer receipt of any or all of his or her director's fees. If a director so elects, he or she will be credited with common stock units (representing a right to receive a share of common stock at a future date) for any fees required to be received in shares of common stock and for any other fees as such director may elect, with the balance of the deferred fees being credited to a cash account. The number of common stock units will be adjusted to reflect any dividends paid on the common stock and the cash accounts will be credited quarterly with interest at the prime rate. Distribution of common stock in respect of any common stock unit credited to a director's account and of cash in any amounts credited to his or her cash account will be made after such director ceases to be a director of the Corporation.

     Effective April 30, 1995, the Board of Directors locked and froze the pension plan for the then non-employee directors. As a result, Mr. Haley, who was fully vested at the maximum benefit, is entitled to receive an annual benefit of $20,400 (the annual retainer in effect through April 30, 1995) in each of the ten years following his retirement from the Board of Directors. Mr. Robbins and Mr. Turner, each of whom was unvested, were credited with hypothetical investments in 1,000 shares of common stock each (at a rate of 1,000 shares of common stock for each year of service on the Board of Directors through April 30, 1995), in settlement of their unvested benefits under this plan. The hypothetical investment in the common stock will be credited as if dividends have been paid whenever a dividend is paid on the common stock and such dividend shall be accounted for as an additional

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

investment in the common stock. Payments will be made in cash after a director ceases to be a director of the Corporation.

     The Corporation provides up to $100,000 of group life insurance to any director who is not an employee of the Corporation. The Corporation also provides non-employee directors with $250,000 of accidental death and dismemberment insurance. These insurance benefits terminate upon a director's resignation or retirement from the Board. During 1997, the Corporation paid premiums aggregating $13,686 for this coverage.

PROPOSAL TO APPROVE THE AMENDED AND RESTATED 1993 LONG-TERM INCENTIVE PLAN

     The Corporation's 1993 Long-Term Incentive Plan (the "Long-Term Plan") was adopted by the Board of Directors of the Corporation and shareholders in 1993. The Long-Term Plan provides for the issuance of up to 4,000,000 shares of Common Stock. The Board of Directors believes that the Long-Term Plan enhances the Corporation's ability to attract and retain key employees, as the Long-Term Plan increases the ability of the Board of Directors to adapt the compensation of such employees to the changing needs of the Corporation's business and to competitive trends in executive compensation practices. The Board of Directors also believes that in order to more clearly align the interests of the executive officers with the interests of the shareholders of the Corporation, increased ownership of the Corporation's stock by these individuals is desirable.

     To help meet such objectives, effective February 27, 1998, the Board of Directors of the Corporation approved the amendment and restatement of the Long-Term Plan (the "Amended Long-Term Plan"), subject to the approval of the Corporation's shareholders, to permit the continued award of restricted stock under such plan to employees. Except as specifically provided in the Amended Long-Term Plan, the provisions of the Long-Term Plan as in effect at the time of any award thereunder before the effective date of the amendment and restatement will continue to apply to such awards. Generally, the amendment:
(1) extends the expiration period in which to make future awards under this plan from April 23, 2003 to April 23, 2008; (2) increases the total number of shares available for issuance under such plan by 5,000,000 shares and (3) increases the Committee's flexibility to establish the specific terms and conditions of awards. As of March 2, 1998, 48,848 shares remained available for awards or grants under the Long-Term Plan. Approval of the Amended Long-Term Plan would increase the aggregate number of shares available for future awards or grants by 5,000,000 to a total of 5,048,848. Annual bonuses will continue to be determined under a bonus program administered by the Compensation Committee that ties the level of bonuses to corporate financial performance and individual achievement.

     The following is a summary description of the Amended Long-Term Plan. A copy of the Amended Long-Term Plan will be made available, without charge, upon written request to the Secretary of the Corporation addressed or directed to the Corporation's corporate offices as provided in the first paragraph of this proxy statement.

Eligibility and Types of Awards

     All management and other key employees of the Corporation and its affiliates are eligible to participate in the Amended Long-Term Plan.
Eligible employees to whom awards ("Awards") will be granted under the Amended Long-Term Plan will be selected by the Committee (as defined below).

     The Amended Long-Term Plan permits the granting of the following types of
Awards: (1) stock options ("Options"), including Options qualifying as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and Options not so qualifying ("Nonstatutory Stock Options"), (2) stock appreciation rights ("SARs"), (3) restricted stock ("Restricted Stock"), (4) performance units ("Performance Units") conditioned upon meeting performance criteria, and (5) other awards ("Other Stock Unit Awards") valued in whole or in part by reference to, or otherwise based on, the common stock. Dividends or interest or their equivalent may also be paid or credited in connection with any Award.

     Since the number and identity of employees to whom Awards may be granted under the Amended Long-Term Plan and the form of such Awards are at the discretion of the Committee, it is not possible at this time to predict precisely the number or identity of the individuals to whom Awards may be granted in the future or the type

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

or size of such Awards. It is expected, however, that the individuals receiving Awards will include officers named in the summary compensation table below under the heading "EXECUTIVE COMPENSATION". The awards of restricted stock and options reflected in such compensation table as having been made with respect to 1997 were made under the Long-Term Plan.

Administration of Amended Long-Term Plan

     The Amended Long-Term Plan will be administered by a committee (the "Committee") of the Board of Directors composed of three or more directors, which initially will be the Compensation Committee. The Committee has the authority (i) to select employees to whom Awards are granted, (ii) to determine the size and types of Awards granted, (iii) to determine the terms and conditions of such Awards in a manner consistent with the Amended Long-Term Plan (discussed below), (iv) to interpret the Amended Long-Term Plan and any instrument or agreement entered into under the Amended Long-Term Plan, (v) to establish such rules and regulations relating to the administration of the Amended Long-Term Plan as it deems appropriate and (vi) to make all other determinations which may be necessary or advisable for the administration of the Amended Long-Term Plan. The Committee may amend the terms of any Award, or substitute new Awards for previously granted Awards, provided that such amendment or substitution may not impair the rights of any participant with respect to any outstanding Award without his consent. The Committee may delegate to the chief executive officer and other senior officers of the Corporation its responsibilities with respect to the grants of Awards to employees who are not Officers (as defined in the Amended Long-Term Plan).

     The Board of Directors may amend or terminate the Amended Long-Term Plan at any time, provided that no such action may impair the rights of a participant with respect to any outstanding Award without the participant's consent and provided that no amendment may be made without shareholder approval if such approval is required to comply with applicable law or stock exchange requirements.

Shares Subject to Amended Long-Term Plan

     Subject to adjustment as described below, 5,048,848 shares of common stock ("shares")(including the remaining shares previously authorized under the Long-Term Plan) shall be available for grant under the Amended Long-Term Plan. The closing price per share of the common stock as reported on the New York Stock Exchange Composite Transactions Tape on March 2, 1998 was $5.4375. If any shares subject to any Award are forfeited, or if any Award is terminated without issuance of shares or satisfied with other consideration, the shares subject to such Award shall again be available for future grants.

Stock Options

     The purchase price per share under any Option will be determined by the Committee, provided that, if the purchase price of the shares is pre-established for the full duration of the Option, it shall not be less than 100% of the fair market value of a share on the date of grant of the Option, and, if the purchase price of the shares varies based on an index or other variable, it shall start at not less than 100% of the fair market value of a share on the date of grant of the Option. The term of each Option shall be fixed by the Committee, provided that no ISO shall have a term extending beyond ten years from the date the Option is granted. No ISO may be granted under the Amended Long-Term Plan if such grant, together with prior grants, would exceed any limitation on the grant of ISOs under Section 422 of the Code. Options are exercisable during their term as provided by the Committee. Options shall be exercised by payment of the purchase price, either in cash, in shares valued at the fair market value on the date the Option is exercised, in any combination thereof or in such other form of consideration as the Committee shall determine, provided, that, if the Committee so provides, an Option may be exercised by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds necessary to pay the purchase price and applicable withholding taxes in full and such other documents as the Committee shall determine. The ability to deliver shares in lieu of cash on the exercise of Options could permit the successive, immediate exercise of Options with shares received upon earlier or substantially simultaneous exercises. Whether an Option holder uses shares to exercise an entire Option in a single exercise or through successive exercises, the net increase in shares held by such person will be identical. The Committee may provide that Restricted Stock or other similar securities, or any other Award, may be issued in settlement of an exercised Option. The maximum number of shares with respect to which options may be granted to any employee under the Amended Long-Term Plan in any calendar year is 500,000 shares.

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

Stock Appreciation Rights

     An SAR may be granted either alone or in conjunction with any other Award under the Amended Long-Term Plan. SARs related to any Option (i) must be granted at the time such Option is granted, if such Option is an ISO, and (ii) may be granted so as to be exercisable only upon surrender of the related Option ("tandem SARs") or so as to be exercisable without surrender of the related Option ("separate SARs"). Upon exercise of an SAR, the holder thereof is entitled to receive the excess of the fair market value of the shares for which the right is exercised (calculated as of the exercise date or, if the Committee shall so determine in the case of any SAR not related to an ISO, as of any time during a specified period before the exercise date) over the exercise price per share of the related Option or, if none, the fair market value of one share on the date the SAR was granted (hereinafter, the "exercise price"). Payment by the Corporation upon exercise of an SAR may be made in cash, shares, Restricted Stock or any other Award, or any combination thereof, as the Committee shall determine.

     Tandem SARs are exercisable, in whole or in part, only at such times and to the extent the Option to which they relate is exercisable. Separate SARs are exercisable, in whole or in part, only on such terms and to the extent the Option to which they relate is exercisable or, if such Option has been exercised, until such Option would have expired had it not been exercised. SARs granted without relationship to an Option will be exercisable as determined by the Committee.

Restricted Stock

     The Committee shall determine the terms and conditions, including acceleration and forfeiture provisions and other provision and restrictions (which may include restrictions on the right to vote such shares and the right to receive any dividends with respect thereto) that shall be placed on Restricted Stock awarded under the Amended Long-Term Plan. Restricted Stock may not be disposed of by the recipient until any such restrictions lapse. Restricted Stock may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Upon termination of employment during the restricted period, all Restricted Stock shall be forfeited, subject to such exceptions, if any, as are authorized by the Committee relating to termination of employment pursuant to retirement, disability, death or other special circumstances.

Performance Units

     The Committee may grant Performance Units, valued by reference to shares or other property or measured in dollar amounts, contingent upon the achievement of certain performance goals established by the Committee with respect to a reference period (the "Performance Period"). Performance Units may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Performance Units may be paid in cash, shares or other property, or any combination thereof, as the Committee shall determine and may be paid in a lump sum or on an installment basis following the close of the Performance Period, or, in accordance with procedures established by the Committee, on a deferred basis.

Other Stock Unit Awards

     In order to enable the Corporation and the Committee to respond quickly to significant developments in applicable tax, securities and other legislation and regulation and to trends in executive compensation practices, the Committee shall be authorized to grant to participants, either alone or in conjunction with other Awards granted under the Amended Long-Term Plan, Awards of shares and other Awards that are valued in whole or in part by reference to shares. Other Stock Unit Awards may be paid in shares or other securities of the Corporation, cash or any other form of property as the Committee shall determine. The Committee shall, subject to the provisions of the Amended Long-Term Plan, determine the terms and conditions of Other Stock Unit Awards.

Nonassignability of Awards

	Except as approved by the Committee, no Award or shares subject to an Award may be assigned, transferred, pledged or otherwise encumbered by a participant, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. Except as approved by the

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

Committee, each Award may be exercised during the participant's lifetime only by the participant or, if permissible under applicable law, by the participant's guardian or legal representative.

Adjustments

     In the event of any change in corporate structure of the Corporation affecting the shares (e.g., merger, consolidation, recapitalization, reclassification, stock dividend, reverse split or special dividend), the Committee shall make such adjustments as it deems appropriate to the number, class and option price of shares subject to outstanding Options granted under the Amended Long-Term Plan, and in the value of, or number or class of shares subject to, other Awards granted or available to be granted under the Amended Long-Term Plan and to individual employees.

Federal Income Tax Consequences

     Under current law, the Federal income tax treatment of Options and SARs granted under the Amended Long-Term Plan is as set forth below:

     Nonstatutory Stock Options. The grant of a Nonstatutory Stock Option will have no immediate tax consequences to the Corporation or the employee. The exercise of a Nonstatutory Stock Option will require an employee to include in his gross income the amount by which the fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) exceeds the option price. Upon a subsequent sale or taxable exchange of shares acquired upon exercise of a Nonstatutory Stock Option, an employee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares.

     The Corporation will be entitled (provided applicable income tax reporting requirements are met) to a deduction at the same time and in the same amount as the employee is in receipt of income in connection with his exercise of a Nonstatutory Stock Option.

     Incentive Stock Options.    The grant of an ISO will have no immediate
tax consequences to the Corporation or the employee. If the employee exercises an ISO and does not dispose of the acquired shares within two years after the grant of the option or within one year after the date of the transfer of such shares to him (a "disqualifying disposition"), he will realize no compensation income and any gain or loss that he realizes on a subsequent disposition of such shares will be treated as long-term capital gain or loss. For purposes of computing the employee's alternative minimum taxable income, however, the option generally will be treated as if it were a Nonstatutory Stock Option.

     If an employee makes a disqualifying disposition, he will be required to include in income, as compensation, the lesser of (i) the difference between the option price and the fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) or (ii) the amount of gain realized on such disposition. In addition, depending on the amount received as a result of such disposition, the employee may realize long or short-term capital gain or loss.

     The Corporation will be entitled to a deduction at the same time and in the same amount as the employee is in receipt of compensation income as a result of a disqualifying disposition. If there is no disqualifying disposition, no deduction will be available to the Corporation.

     SARs.    The grant of SARs will not result in taxable income to the recipient or a tax deduction for the Corporation at the time of grant. The exercise of SARs will result in compensation, taxable to the employee as ordinary income to the employee equal to the amount of cash received plus the fair market value of any shares issued or transferred and a tax deduction to the Corporation in an equal amount.

Accounting Treatment

     Under present accounting rules, the grant or exercise of options does not result in a charge against the Corporation's earnings. However, the excess, if any, from time to time of the fair market value of the common stock subject to SARs over the exercise price of such SARs will result in a charge against the Corporation's earnings. The amount of the charge will increase or decrease based on changes in the market value of the common stock and will decrease to the extent SARs are canceled.

Voting Required for Approval of Adoption

     The affirmative vote of the holders of a majority of the outstanding shares of common stock, $2.10 preferred stock and $3.625 preferred stock entitled to vote at the Meeting is required to ratify the adoption of the Amended Long-Term Plan. If approved, the Amended Long-Term Plan will become effective as of the date of such approval.

     The Board of Directors recommends a vote FOR the proposal to approve the adoption of the Amended Long-Term Plan.

                           EXECUTIVE COMPENSATION


	Set forth below is certain summary information with respect to the compensation of Armco's chief executive officer and the four other most highly compensated executive officers (the "Named Executives") who were serving as executive officers at December 31, 1997 (based on amounts reported as salary and bonus for 1997).


----------------------------------------------------------------------------------------------------

                                                                Long-Term Compensation
                                                           -------------------------------
                                                                 Awards            Payouts
                                                           ---------------------   -------
                                                 Other     Restricted  Securities          All Other
                        Annual Compensation      Annual    Stock       Underlying  LTIP    Compen-
Principal               -------------------      Compen-   Award(s)    Options     Payouts sation
Position           Year    Salary($)   Bonus($)  sation    ($) (1)     (#)(2)      ($)     ($)(3)
----------------------------------------------------------------------------------------------------
James F. Will      1997    565,000     229,535   0         2,190,267   328,420     0       14,783
Chairman,          1996    559,167           0   0                 0         0     0       17,888
President & CEO    1995    530,000           0   0           710,534   124,929     0       17,040

Jerry W. Albright  1997    260,004      40,500   0           871,454   117,935     0        6,863
V.P. & Chief       1996          0           0   0                 0         0     0            0
Financial Officer  1995          0           0   0                 0         0     0            0

Gary R. Hildreth   1997    228,110      71,633   0           739,488    101,995    0        6,572
V.P.               1996    217,284           0   0                 0          0    0        6,913
General Counsel    1995    210,003           0   0           226,937     39,901    0        6,300
& Secretary

Gary L. McDaniel   1997    237,600     320,625   0           356,748     26,368    0        5,177
V.P. - Operations  1996    213,334           0   0                 0          0    0        4,440
                   1995    184,168           0   0           306,454     53,882    0        3,224

Pat J. Meneely     1997    193,650      61,616   0           660,954     87,212    0        3,408
V.P. - Information 1996    173,368           0   0           144,572     25,143    0        2,976
& Organizational   1995    126,673      20,000   0                 0          0    0        1,962
Effectiveness

--------------------

     (1) The value indicated is based on the closing price of the common stock on the dates of grant. The awards of restricted stock for each of the Named Executives are comprised of: (a) an award of shares of restricted common stock made to such Named Executives under the Corporation's shareholder-approved plans; and (b) shares of restricted common stock awarded under the Corporation's shareholder-approved plans to such Named Executives in lieu of all or part of the cash bonus payable to such Named Executives for such year under the Annual Incentive Compensation Plan. 30.8% of the restricted stock award to the Named Executives for 1997 is payable in cash at the date the award vests in lieu of shares. Under a compensation program (the "1997 Program") implemented by the Corporation in April 1997 for its senior executives, including the Named Executives, each participant is required to receive at least 25% of any annual bonus under such an annual incentive program approved by the Corporation's Board of Directors for 1997, 1998 and 1999 in shares of restricted common stock, valued at $3.0975 per share (a 30% discount from the market price of common stock at the time of the establishment of the 1997 Program). Also under the 1997 Program, each of the participants, including the Named Executives, was permitted, at the time of the implementation of the 1997 Program, to elect irrevocably to receive an additional percentage, up to 100%, of any annual bonuses earned under such an annual incentive compensation program in restricted stock awards, valued at $3.0975 per share. The vesting of the awards of restricted stock under the 1997 Program is 33 1/3% of such shares in April 2001, a further 33 1/3% in April 2002 and 33 1/3% in April 2003. Such vesting schedule is subject to acceleration by one year for any restricted stock awards made for a year in which the Corporation's return on assets, as adjusted, exceeds the best performance of the Specialty Steel Peer Group, comprised of J & L Specialty Steel and Lukens Inc. The vesting of the restricted stock awards with respect to 1997 was so adjusted since this condition was met in 1997.

The following table sets forth for each of the Named Executives the value (based on the closing price of the common stock on the dates of the grant) of the portion of those shares of restricted stock reflected above for 1997 compensation on which the restrictions will lapse in each of 2000, 2001 and 2002.


                                                                   Total
     Name                        Value of Shares Vesting($)        Value ($)
     ----                      --------------------------------    -----
                               2000           2001       2002
                               ----           ----       ----
    J. F. Will               730,089        730,089     730,089   2,190,267
    J. W. Albright           290,485        290,485     290,485     871,454
    G. R. Hildreth           246,496        246,496     246,496     739,488
    G. L. McDaniel           118,916        118,916     118,916     356,748
    P. J. Meneely            220,318        220,318     220,318     660,945


Four of the Named Executives irrevocably elected in April 1997 to receive 100% of any incentive bonuses earned under the Annual Incentive Compensation Plan in restricted stock (had the elections made by the Named Executives under the 1997 Program not been in effect, the amounts listed under Bonus in the compensation table above would have reflected for the Named Executives the following additional amounts in lieu of the restricted stock awards for 1997:
Mr. Will - $1,017,282; Mr. Albright - $365,305; Mr. Hildreth - $315,932; Mr.
McDaniel - $81,675; Mr. Meneely - $270,141). See "Compensation Committee Report on Executive Compensation". The aggregate number and value (based on the closing price of the common stock of $4.875 at December 31, 1997) of the restricted shares held by the Named Executives at December 31, 1997 (which does not include the 1997 restricted stock award in lieu of the cash bonus discussed above) was: Mr. Will - 382,082, $1,862,699; Mr. Albright - 42,372, $206,564; Mr. Hildreth - 127,770, $622,879; Mr. McDaniel - 123,657, $602,828;
and Mr. Meneely - 63,449, $309,314. Dividends will be paid on restricted shares if, and only if, dividends are paid on the common stock.

     (2) Also under the 1997 Program, each participant who is awarded shares of restricted stock in lieu of cash bonus is granted an option to purchase shares of common stock at the fair market value of the common stock on the date of such grant equal to the number of restricted shares which would have been awarded if no election to reduce the number of restricted shares for federal and state income tax withholding purposes had been made. Amounts shown for 1997 represent options granted on February 27, 1998, with respect to bonuses earned for the fiscal year 1997. Such options are exercisable in full on and after the second anniversary of the grant. See "Stock Option Plans" and "Compensation Committee Report on Executive Compensation" below.

     (3)     The amounts for 1997 include:

        (i) $2,400 each for Mr. Will, Mr. Albright, Mr. Hildreth, Mr. McDaniel and Mr. Meneely, of matching contributions under the Armco Inc. Retirement and Savings Plan;

        (ii) $6,075 for Mr. Will, $1,500 for Mr. Albright, $1,022 for Mr. Hildreth, $1,164 for Mr. McDaniel and $505 for Mr. Meneely, representing contributions allocated to the trust established under the

Armco Inc. Executive Supplemental Deferred Compensation Plan in respect of matching contributions not paid to the Armco Inc. Retirement and Savings Plan by reason of Internal Revenue Code limitations; and

        (iii) $6,308 for Mr. Will, $2,963 for Mr. Albright, $3,150 for Mr. Hildreth, $1,613 for Mr. McDaniel and $503 for Mr. Meneely as imputed income for life insurance benefits provided to them.

Stock Option Plans

     The Corporation has granted stock options and has authority to make future grants of stock options and stock appreciation rights to key employees, including the Named Executives, under stock option plans previously approved by the shareholders. The exercise price of all outstanding options is 100% of the fair market value on the date of grant. No stock options were granted to the Named Executives during the 1997 fiscal year.

     The following table sets forth information with respect to the options exercised by the Named Executives in 1997 and the unexercised options held by the Named Executives at December 31, 1997.


                          Aggregated Option Exercises in Last
                     Fiscal Year and Fiscal Year-End Option Values
                  ------------------------------------------------
                                                   Number of
                                                   Securities
                                                   Underlying       Value of
                                                   Unexercised      In-the-Money
                                                   Options          Options
                 Shares                            at Fiscal        at Fiscal
                 Acquired                          Year End (#)     Year End ($)
                 on            Value               Exercisable/     Exercisable/
Name             Exercise (#)  Realized ($)        Unexercisable    Unexercisable
----             ------------  ----------------    ------------    -----------------
J. F. Will          -0-            -0-              215,338/124,929    -0-/-0-
J. W. Albright      -0-            -0-                          0/0    -0-/-0-
G. R. Hildreth      -0-            -0-                69,271/39,901    -0-/-0-
G. L. McDaniel      -0-            -0-                45,334/53,882    -0-/-0-
P. J. Meneely       -0-            -0-                     0/25,143    -0-/-0-




Pension Plans

     Effective January 1, 1995, the Corporation amended the Armco Inc. Non-Contributory Pension Plan (the "NCPP") by adopting a different defined benefit formula called the Retirement Accumulation Pension Plan (the "RAPP") for eligible nonrepresented salaried employees participating in the NCPP ("NCPP participants") or the 2% Defined Contribution Plan ("DCP") as of December 31, 1994. NCPP participants received an opening balance in the RAPP equal to the value of the NCPP benefit earned as of December 31, 1994, calculated based on the accrued regular monthly benefit that would otherwise have been payable to the employee upon attainment of age 62 based on final pay-related formulas. Eligible nonrepresented salaried employees, including Mr. McDaniel, ceased participation in the DCP and all contributions to the DCP are 100% vested in the Armco Inc. Retirement & Savings Plan.

     Each RAPP participant receives "pay credits" to a future account. For former participants in the DCP and employees hired after December 31, 1994, pay credits are 2% of annual pensionable earnings. The NCPP participants receive between 2% and 9% of annual pensionable earnings depending on age and years of service on December 31, 1994. Annual pensionable earnings include base salary, bonus and other incentive forms of compensation (corresponding generally to the salary and bonus reflected in the Summary Compensation Table above).

     NCPP participants' opening accounts earn a minimum annual rate of 7.5% and a maximum of 12.5%. Future accounts earn a minimum annual rate of 3% and a maximum of 12.5%. Rates are based on the annualized 5-year treasury bond rate at November 30 of the prior year. A participant's opening account ceases to earn interest when the participant attains age 65. Pay credits and interest are posted to participants' accounts at the end of each quarter.

     The Corporation has established an Excess Retirement Accumulation Pension Plan ("Excess RAPP") to provide highly compensated employees a nonqualified benefit equivalent to that which would be payable under the RAPP but for limitations under the Internal Revenue Code.

     On December 31, 1997, the combined RAPP and Excess RAPP accounts of the Named Executives were as follows: Mr. Will - $1,091,520; Mr. Albright - $6,184; Mr. Hildreth - $703,668; Mr. McDaniel - $22,501 and Mr. Meneely - $13,807. The pay credits for each of the Named Executives is as follows:
Mr. Will - 6%; Mr. Albright - 2%; Mr. Hildreth - 8%; Mr. McDaniel - 2% and Mr. Meneely - 2%. If employment were continued until the retirement age of 65, based upon the average rates of remuneration over the last four years, and assuming a constant 7.5% rate of interest accrual for future accounts, Messrs. Will, Albright, Hildreth, McDaniel and Meneely would have account balances under the RAPP and Excess RAPP of $1,978,242, $24,973, $1,190,605, $187,545
and $229,876, respectively.

     The Corporation has also established a Supplemental Executive Retirement Plan ("SERP") replacing the former Minimum Pension Plan ("MPP") for key executives, including the Named Executives, whose participation has been approved by the Board of Directors. The SERP provides a supplemental pension benefit for those whose pension under the RAPP and Excess RAPP is limited by reason of short service with the Corporation. The normal retirement age under the SERP is 65. Participants who have reached age 62 and have at least ten years of service with Armco and five years of participation in the SERP can receive the benefit immediately on an unreduced basis. Participants with 5 years of participation in the SERP who attain age 55 with at least 10 years of service or who complete at least 30 years of service at any age may elect an early retirement and receive a reduced benefit. Participants would receive, at normal retirement age, an aggregate minimum pension of 50% of their average annual pensionable earnings before retirement.

     The benefit derived from the foregoing calculation is offset by RAPP and Excess RAPP benefits and any qualified or non-qualified defined benefit or defined contribution benefit from prior employers not affiliated with Armco. In addition, the equivalent of 50% of the normal Social Security retirement benefit and any employer-provided disability benefits would also be offset.

     If 1997 employment were continued until retirement at age 65, based upon the average rates of remuneration over the last four years, Messrs. Will, Albright, Hildreth, McDaniel and Meneely would be entitled to total annual pensions of $355,130, $108,382, $140,420, $130,540 and $101,700 respectively, under all plans.

Severance Arrangements

     Armco's severance policy applicable to each of the Named Executives provides a minimum severance pay of twelve months' base salary, plus additional months (up to a maximum of 12 additional months) of pay based on a combination of age and service.

     In addition, Armco has agreements with each of the Named Executives providing for certain benefits upon actual or constructive termination of employment, or termination of employment by reason of disability, death or an employee's resignation under certain circumstances, generally following a "change in control" of Armco, as defined in the agreements. A "change of control" under these agreements generally occurs when (1) any person or group other than the Corporation and certain related entities becomes the beneficial owner of securities representing 20% or more of the combined voting power of Armco's securities, (2) during any period of two consecutive years, there is a change in the composition of a majority of the Corporation's Board of Directors that was not approved by at least two-thirds of the existing directors who were so approved or (3) the shareholders of the Corporation approve a merger or consolidation of the Corporation, subject to certain exceptions, or the complete liquidation of the

Corporation or the sale of all or substantially all of its assets. Under these agreements, Armco has reserved the right to terminate employment for "cause", as defined in the agreements, without the payment of such benefits. Generally, upon the occurrence of an event which triggers these benefits, an employee would be entitled to: (a) a lump sum payment equal to a multiple (two times for the Named Executives, except for Mr. Will, which is three times) of the sum of such employee's annual base salary (annualized at the highest rate paid during any month during the 24 months preceding notice of termination);
(b) an amount representing the average annual incentive bonus paid in the four calendar years preceding the termination; (c) a pro-rata bonus of any incentive compensation payable for the year of termination; and (d) continuation for two years of coverage under Armco's welfare benefit plans, including life, health and other insurance benefits. The agreements also provide, in the event of a change in control and termination of employment, for (i) a cash payment in exchange for each employee's outstanding stock options in an amount equal to the difference between the option price and the higher of the per share market value of the common stock on the date of termination and the average value of the consideration per share paid to Armco shareholders in the transaction resulting in the change in control and (ii) the lapse, immediately upon the change in control, of all restrictions applicable to restricted share awards.

Insurance

     Upon the occurrence of an extended illness or accident, eligible nonrepresented salaried employees, including the Named Executives, are provided payments equal to their then base salary for up to six months. Thereafter, the Corporation will provide such individuals with long-term disability payments in an amount equal to 60% of their base salary at the time such disability occurred, less Social Security benefits and any pension benefits paid by the Corporation prior to age 65. Such payments will continue until age 65, at which time payments cease.

     The Corporation provides all eligible nonrepresented salaried employees hired prior to January 1, 1995, with group term life insurance equal to 24 times an employee's monthly base salary as of December 31, 1994, except that, for exempt salaried employees who were employed on or before December 31, 1989, this insurance equals the greater of 30 times the employee's monthly base salary as of December 31, 1989, or 24 times the employee's monthly base salary at the time of death. From 1995 and thereafter, that life insurance benefit will equal the greater of the level as of December 31, 1994, and 12 times monthly base salary. All employees hired as of January 1, 1995, or thereafter will have a life insurance benefit equal to 12 times the employee's monthly base salary.

     Following retirement with attainment of age 65 and at least five years of service, age 55 and at least 15 years of service, 30 years of service (regardless of age), or permanent incapacitation with 15 years of service, an employee is eligible for group term life insurance based upon age and years of service as of January 1, 1995. An employee who is age 50 or older or has completed at least 30 years of service with the Corporation as of January 1, 1995, will receive retiree life insurance coverage equal to one-half the coverage provided immediately prior to retirement for the first year following retirement, with coverage in each of the 10 succeeding years thereafter declining by 10% per year, provided that the minimum coverage in the eleventh year after retirement and beyond will always be $10,000. Any employee who was under age 50 and had less than 30 years of service as of January 1, 1995, will have life insurance of $10,000 during retirement.

     Mr. Will is covered under an individual insurance policy originally provided under a life insurance program for Cyclops Industries, Inc. key executives in lieu of participating in the Corporation's group term life insurance program described above. Mr. Will pays a variable premium for this policy and the Corporation pays a fixed amount towards the total annual premium. Mr. Will's group term life insurance under the Corporation's program is fixed at $50,000 while he is an active employee and is subject to reduction at his retirement as stated above.

     Certain key employees, including Mr. Hildreth, could purchase supplemental coverage equal to 18 times their monthly base salary as of January 1, 1987, at a personal cost equal to the amount of imputed income allocated to such individual under the Internal Revenue Code. Participant contributions cease upon retirement, and there is no decrease in the amount of coverage for such key employees during retirement. If the value of the policy at the time of death exceeds the amount of coverage, the Corporation will recoup all or a portion of premiums paid by the Corporation. Participation in this supplemental plan was frozen as of January 1, 1987. Pursuant to a notice of termination sent to participants, the supplemental coverage plan terminates as of June 30, 1998. Messrs. Will, Albright, McDaniel and Meneely are not eligible for this supplemental coverage plan.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors (the "Committee") is composed of independent directors. The Committee is responsible for reviewing, determining and recommending to the Board the annual salary, short- and long-term incentive compensation, stock awards and other compensation of the executive officers of the Corporation. This report describes the policies and rationales of the Committee in establishing the principal components of executive compensation in 1997.


     The Committee's review and determination of executive compensation generally includes consideration of the following factors:

     (a)     industry, peer group and national compensation surveys;
     (b) past and future performance contributions of each executive officer to corporate performance;
     (c) the overall performance of the Corporation, both separately and relative to similar companies in the specialty steel industry;
     (d)     historical compensation levels; and
     (e) recommendations of independent compensation consultants with respect to compensation competitiveness.

Under the direction of the Committee, the Corporation has developed a compensation strategy designed to compensate its executives on a competitive basis relative to specific performance targets and comparable to other companies in the steel industry, including companies that are not included in the Specialty Steel Peer Group performance graph under "Performance Graph" below, the five-year cumulative total shareholder returns of which are graphically depicted in such graph. Those companies, and the other companies surveyed by the Corporation for their compensation policies, were selected for comparison on the basis of industry similarities. The Specialty Steel Peer Group was not considered exclusively because the Committee felt that it provided too small a group for an appropriate basis and that other steel companies should also be considered to provide a more meaningful comparison of competitive compensation.

     Compensation for each of the Corporation's executive officers, including the Named Executives, consists of a fixed base salary and variable components, including both short- and long-term incentive compensation, as well as certain compensation under corporate benefit plans available generally to corporate officers. At the beginning of each year, an annual salary and performance incentive plan for each of the Corporation's executive officers, other than the Chief Executive Officer ("CEO"), is developed and prepared by the Corporation's Human Resources staff under the direction of the CEO and submitted for consideration by the Committee. The Committee reviews and fixes the CEO's compensation based on criteria similar to those considered for all executives, as well as an assessment of his past and future contributions in leading Armco toward its objectives of becoming the leading, low-cost domestic producer of specialty steel and achieving improved long-term financial and operating results.

     Base Salary.  Armco's base salary policy is designed to recognize the
     ------------
sustained and cumulative efforts toward achieving the Corporation's objectives that its executives have demonstrated. In aggregate, the levels of base salary for 1997 were determined primarily by competitive conditions but were fixed at levels that are below competitive amounts paid to executives with comparable qualifications at a broad range of industrial companies. Three of the Named Executives received increases in annual base salary from the prior year in recognition of their performance and/or increased responsibilities associated with their executive positions. Mr. Albright was newly hired as Vice President and Chief Financial Officer effective January 1, 1997. Mr. Will did not receive an annual base salary increase during 1997, but did receive an increased incentive opportunity.

     Short-Term Incentives.  The Committee recognized 1997 as a critical year
     ----------------------
in Armco's path to sustained profitability growth. With this in mind, the Committee authorized a special, one-time bonus for certain executives in recognition of operation and income performance substantially better than objectives established for the first quarter of 1997. The Named Executives participated in the special, one-time cash bonus award, which is included in the Bonus column in the Summary Compensation Table.

Short-term incentives are paid to recognize performance that is related generally to the achievement of key financial and operating goals that have been established for a fiscal year. These short-term incentives are set at or about the mid-percentile ranges of short-term incentive bonuses paid to executives at the steel companies surveyed by Armco. Since short-term incentives generally reflect one-year contributions, the size of the payments may vary considerably from year to year, depending on performance. At the beginning of each year, performance goals for the purposes of determining annual incentive compensation are established under the Corporation's Annual Incentive Compensation Plan, approved by shareholders in 1995. These goals are objective, measurable and to a reasonable degree controllable by the respective executive. The executives are paid an annual bonus based on achieving these annual goals.

     For 1997, the Committee approved specific operating income and working capital goals for each operating unit based on its approved annual operating plan. These financial goals provided 80% of the executive's aggregate targeted incentive opportunity. In addition, the Committee approved specific strategic and operating goals, including both qualitative and quantitative measures, such as market share, productivity initiatives, customer service, safety performance improvements, sale of non-strategic businesses and certain other discretionary objectives. Achievement of these goals provided the remaining 20% of the executive's aggregate targeted incentive opportunity. In the case of certain executives, including Named Executives, minimum threshold financial objectives were established. Had these minimum thresholds not been met, no incentive would have been payable for 1997. The total amount of each executive's targeted incentive opportunity is based upon a percentage of base salary, which percentage is based on the comparative compensation data described above. The actual incentive payment to an executive officer for any year may exceed the targeted incentive opportunity for that year if applicable performance targets are exceeded.

     Long-Term Incentives.  The Committee recognizes long-term incentive
     ---------------------
compensation as the key component of the total pay package linking executive pay and corporate performance. At Armco, long-term incentive compensation is intended to link the interests of its executives with the interests of Armco's shareholders. The core of Armco's long-term incentives is the comprehensive 1997-1999 long-term incentive compensation program for senior management, including the Named Executives, adopted in 1997, under which a substantial portion of the executives' annual (short-term) incentive compensation, when earned, is paid in restricted stock and stock options in lieu of cash. The purpose of the program is threefold:

     1.     attract and retain top management;
     2. provide senior management a meaningful financial incentive to improve the Corporation's performance, including personal risk capital, the value of which is tied to the market returns to Armco shareholders; and
     3. encourage the acquisition and retention of Armco stock by Armco's senior management.

Under the program:

     1.     Initial Restricted Stock Awards.  Selected members of management,
            --------------------------------
including the Named Executives, received an initial grant of shares of restricted stock in 1997. The value of these shares of restricted stock on the date of grant is included in the Restricted Stock column in the Summary Compensation Table. These will vest 33 1/3% in 2000, 33 1/3 % in 2001 and 33 1/3% in 2002. The amounts of these initial grants to the Named Executives were equal to approximately one year's base salary.

     2.     Restricted Stock Awards.  In lieu of payment in cash, each program
            ------------------------
participant, including the Named Executives, is paid at least 25% of the participant's annual (short-term) incentive payment under the annual incentive payment plans approved by the Board of Directors for 1997, 1998 and 1999 (payable in the first quarters of 1998, 1999 and 2000 respectively) in restricted stock issued under the Corporation's shareholder-approved stock plans. Of the Named Executives, four elected at the start of the current three-year program to receive 100% of any incentive bonuses earned under such annual incentive payment plan for 1997, 1998 and 1999 in restricted stock awards.

     The number of shares of restricted stock that is awarded in lieu of the portion of the incentive payment that is mandatorily payable in restricted stock or that the participant elected at the start of the program in April 1997 to receive in restricted stock is determined using a discounted price of $3.0975 per share, i.e., by dividing the aggregate amount of the incentive payment to be made in restricted stock by $3.0975. The number of shares of restricted stock that is awarded in lieu of the portion of the incentive payment that the participant elects after the start of the program in April

1997 to receive in restricted stock is determined using a discounted price equal to 70% of the average price per share of common stock over the five trading days at the start of the current three-year program in April, 1997. These shares of restricted stock will vest 33 1/3% in each of years three through five following the year of grant, except that for any restricted stock awarded with respect to a year in which the Corporation's adjusted return on assets exceeds the best performance of the Specialty Steel Peer Group, namely J & L Specialty Steel and Lukens Inc., this five-year vesting schedule will accelerate by one year. If the recipient leaves Armco before any of the shares of restricted stock are vested, the recipient will receive in cash only the lesser of (a) the dollar amount of the incentive payment that had been applied to the shares, or (b) the value on the date of termination of the shares awarded in lieu of such amount.

     3.     Stock Option Awards.  At the time that shares of restricted stock
            --------------------
are allocated on the incentive payment date in 1998, 1999 and 2000, the recipients, including the Named Executives, also receive an option, under the Corporation's shareholders approved stock plans, to purchase one share of common stock for each share of restricted stock allocated. These stock options will have an exercise price equal to 100% of the fair market value of the common stock on the date of grant and are not exercisable until the second anniversary of the date of grant, at which time they will be fully exercisable. If the option holder leaves the Corporation before his options are exercisable, those options generally will terminate.


     Chief Executive Officer's 1997 Compensation.  As set forth in the Summary
     --------------------------------------------
Compensation Table, Mr. Will's 1997 total base salary, bonus and other compensation (excluding the restricted stock grant in 1997) was $1,826,600. Mr. Will earned $565,000 in base salary, $229,535 in the special one-time cash bonus for the first quarter of 1997, $1,017,282 in annual incentive bonus, 100% of which was paid to him in restricted stock and options, and $14,783 in all other compensation.

      In determining Mr. Will's 1997 compensation, the Committee considered the various factors applied to compensation of all executive officers discussed above. Mr. Will also had the opportunity to earn an annual incentive bonus targeted at 65% of his annual base salary.

      Armco's net income of $76.8 million in 1997 represented a $44.3 million improvement (136%) over 1996. Strong performance in the Fabricated Products segment as well as lower Pension and OPEB costs were significant factors in achieving these results. Additionally, shipments of Specialty Steel products were at record levels with profitability exceeding that achieved by the Specialty Steel Peer Group.

	Deductibility of Compensation Under Section 162(m) of the Internal
      ------------------------------------------------------------------
Revenue Code.  The Committee acknowledges the potential impacts of Internal
-------------
Revenue Code Section 162(m), which limits a publicly held corporation's allowable deduction for a covered employee's applicable employee remuneration at $1 million for a taxable year. To enable the Corporation to better preserve the deductibility of the Corporation's compensation expenses under
Section 162(m), the Board of Directors approved the Annual Incentive Compensation Plan and the shareholders approved it at the April 28, 1995 meeting. The Incentive Plan was designed to allow the Committee to make awards thereunder that will be treated as performance-based compensation that is exempt from the limitations of Section 162(m).

                                    The foregoing report has been approved by all members of the Committee.

                                       Burnell R. Roberts, Chairman
                                       John C. Haley
                                       Bruce E. Robbins
                                       John D. Turner

Performance Graph

     The following Performance Graph compares the five-year cumulative total shareholder return (assuming reinvestment of dividends) of the common stock of Armco Inc., the S&P 500 Composite Index and a defined peer group of specialty steel companies comprised of J & L Specialty Steel and Lukens Inc. (the "Specialty Steel Peer Group").






                                  [GRAPH APPEARS HERE]

                               Comparison of Cumulative Total Return
                            Among Armco Inc., S&P 500 Composite Index
                                 and Specialty Steel Peer Group



Measurement period         Armco     S&P 500             Specialty Steel
(Fiscal year covered)      Inc.      Composite Index     Peer Group
---------------------      -----     ---------------     --------------

Measurement PT -
FYE 12/31/92              $100       $100                $100
FYE l2/31/93              $ 91       $110                $ 89
FYE 12/31/94              $ 98       $112                $ 93
FYE 12/31/95              $ 87       $152                $ 92
FYE 12/31/96              $ 61       $188                $ 61
FYE 12/31/97              $ 73       $249                $ 70



                              MISCELLANEOUS

Information on the Auditors

     On the recommendation of the Audit Review Committee, the Board of Directors has appointed Deloitte & Touche LLP to examine the financial statements of the Corporation for the fiscal year ending December 31, 1998 and to perform other appropriate accounting services.

	Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Stock Ownership

     The following table sets forth information as to stock ownership of directors and executive officers of Armco as of February 27, 1998.

                                                               Shares of
                                                               Common Stock
                                                               Beneficially
Name                                                           Owned  (1)(3)
-----------------------------------------------------------------------------
Jerry W. Albright                                                  126,581
Paula H.J. Cholmondeley                                              2,649
Dorothea C. Gilliam                                                  1,945 (2)
John C. Haley                                                       19,582
Gary R. Hildreth                                                   362,883
Gary L. McDaniel                                                   243,498
Pat J. Meneely                                                     162,299
Bruce E. Robbins                                                     3,116
John D. Turner                                                       8,115
James F. Will                                                    1,391,692 (2)

All Directors and Executive Officers as a Group
   (16 persons including those named above)                      3,434,974


     (1) Other than Mr. Will, who beneficially owns 1.29 %, no director or executive officer beneficially owns more than 1.0 % of the total shares of common stock. The shares that are beneficially owned by all directors and executive officers as a group constituted 3.2 % of the total shares of common stock outstanding. No director or executive officer owns any shares of $2.10 preferred stock, $3.625 preferred stock or $4.50 Cumulative Convertible Preferred Stock. Except as noted below, each director or executive officer has sole voting power and sole investment power with respect to those shares listed as beneficially owned by such director or executive officer.

     (2) Mr. Will is a director, and Ms. Gilliam is Vice President - Investments, of Alleghany Corporation. As set forth below in this section, "Stock Ownership", Alleghany Corporation beneficially owned 5,643,355 shares of common stock as of December 31, 1997. Ms. Gilliam and Mr. Will disclaim beneficial ownership of such shares.

     (3) For the executive officers and directors indicated, the shares shown as beneficially owned include the number of shares such persons had the right to acquire within 60 days after February 27, 1998, pursuant to stock options granted by the Corporation: Mr. Will - 340,267 shares; Mr. Albright -
0 shares;   Mr. Hildreth - 109,172 shares; Mr. McDaniel - 99,216; Mr. Meneely
- 25,143 shares and all directors and executive officers as a group - 885,046 shares. The shares shown also include any shares allocated as of such date to the person's accounts under the Armco Inc. Retirement and Savings Plan. The numbers of shares beneficially owned under this plan, in the aggregate, for the persons indicated are as follows: Mr. Will - 148,264 shares; Mr. Albright
- 598 shares; Mr. Hildreth - 14,216 shares; Mr. McDaniel - 2,378 shares; Mr. Meneely - 6,041 shares and all directors and executive officers as a group - 185,178 shares. The numbers of restricted shares owned subject to restrictions under Armco's long-term incentive plans for the persons indicated are as follows: Mr. Will - 609,359 shares; Mr. Albright - 123,983 shares; Mr. Hildreth - 198,351 shares; Mr. McDaniel - 141,904 shares; Mr. Meneely- 123,800 shares and all directors and executive officers as a group - 1,897,535 shares. The executive officers have no voting, dividend or any other rights with respect to shares subject to options under stock option plans until the options are exercised. Subject to the restrictions under Armco's long-term incentive plans, the recipients have all rights of a shareholder with respect to the restricted shares awarded thereunder, including the right to vote and receive all dividends and other distributions paid or made with respect thereto. The shares shown as

                                        18

beneficially owned by certain of the directors of the Corporation also include shares that would be received under outstanding common stock units under the Directors Stock Plan upon retirement: Ms. Cholmondeley - 2,449; Ms. Gilliam - 945; Mr. Haley - 8,582 and Mr. Robbins - 3,116.


     The following table lists the beneficial ownership of common stock and $3.625 preferred stock with respect to all persons known by the Corporation to be the "beneficial owners" (as defined in Securities and Exchange Commission Rule 13d-3) of more than 5% of any such class. Except as indicated, the information is as of December 31, 1997, and is based on reports filed with the Securities and Exchange Commission. The percentage of the outstanding shares of each class owned by each such person or entity is based on the outstanding shares of such class as of December 31, 1997.



Title of           Name and Address       Number of Shares     % of Outstanding
Class              of Beneficial Owner    Beneficially Owned   Shares of Class
---------          -------------------    ------------------   ----------------
Common             Alleghany Corporation
                   Park Avenue Plaza
                   New York, NY 10055      5,643,355 (1)          5.30%

Common            Norwest Corporation
                  Norwest Center
                  Sixth and Marquette
                  Minneapolis, MN 55479    7,409,188 (2)          6.92%

Common            Sasco Capital, Inc.
                  10 Sasco Hill Road
                  Fairfield, CT 06430      9,481,400 (3)          8.85%

Common            State of Wisconsin
                     Investment Board
                  P. O. Box 7842
                  Madison, WI 53707        9,878,500 (4)          9.22%

$3.625            Reliance Financial
Preferred            Services Corporation
                  Park Avenue Plaza
                  55 East 52nd Street
                  New York, NY 10055         390,000 (5)          8.87%

$3.625            Ryback Management Corporation
Preferred         7711 Carondelet Avenue, Suite 700
                  St. Louis, MO 63105        312,400 (6)          7.10%

-------------------------

     (1)     The reported beneficial ownership is as of December 31, 1997.
The beneficial owner reported that it had sole voting and investment power as to 946,667 shares, shared voting power as to 4,696,688 shares.

      (2)     The reported beneficial ownership is indirectly through Norwest
Corporation's subsidiaries, Norwest Colorado, Inc. and Norwest Bank Colorado,
N.A. (collectively with Norwest Corporation, "Norwest"). The shares of common stock reported as beneficially owned include shares issuable upon conversion of 2,032 shares of $2.10 preferred stock beneficially owned and 2,712 shares issuable upon conversion of $3.625 preferred stock. Norwest reported that it had sole voting power as to 6,516,988 shares, shared voting power as to 2,000 shares, sole dispositive power as to 7,403,076 shares and no shared dispositive power.

                                        19

     (3) The beneficial owner reported that it has sole voting power of 5,423,400 shares, no shared voting power and sole dispositive power as to 9,481,400 shares.

     (4) The beneficial owner reported that it had sole voting and dispositive power as to all of the shares beneficially owned.

     (5)     The beneficial owner reported that it had sole voting and
investment power as to all of the shares 	beneficially owned.

     (6) The beneficial owner reported that it had sole power to vote and sole power to dispose of such shares.


Shareholder Proposals

     Any proposals of shareholders intended to be presented at the 1999 annual meeting must be received by the Corporation by November 16, 1998, in order to be considered for inclusion in the proxy statement and form of proxy for that meeting. In addition, as set forth above under ''ELECTION OF DIRECTORS -- Board of Directors and Committees of the Board", shareholders intending to nominate director candidates for election at the 1999 annual meeting must deliver written notice, including specified information, to the Secretary of Armco at its address set forth on the first page of this proxy statement by January 24, 1999.

Proxy Solicitation

     The cost of soliciting proxies from the shareholders of the Corporation will be borne by the Corporation. Proxies may be solicited by mail, personal interviews, telephone and telegraph. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies and will be reimbursed for their charges and expenses incurred in connection therewith.

     The Corporation has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, to assist in the solicitation of proxies by such methods. Georgeson & Company Inc. will receive for such services a fee of $10,000 plus out-of-pocket expenses and disbursements. Certain directors, officers and regular employees of the Corporation may also solicit proxies by such methods without additional remuneration therefor.




                                          By Order of the Board of Directors
                                          GARY R. HILDRETH, Secretary

March 13, 1998

                                 RIVERS CLUB
                              One Oxford Centre         Admission Ticket
                                301 Grant Street        Retain for Admittance
                              Pittsburgh, PA 15219
                                 (412) 391-5227

FROM PITTSBURGH INTERNATIONAL AIRPORT:
Leaving the airport, follow Route 60 East to Pittsburgh.  Take Parkway (376
East) following "Pittsburgh" signs to AND through the Ft. Pitt Tunnel. (Stay in right lane.) Cross the Bridge bearing right, follow the Monroeville Exit. Move to left lane to take the Grant Street Exit. Proceed on Grant Street to 3rd light, make a left turn onto 3rd Avenue. After proceeding through the Stop sign make a right turn into the Oxford Centre Garage.

FROM MONROEVILLE:
Take Parkway (376 West) following "Pittsburgh" signs. Nearing Downtown, watch for Grant Street Exit. Exit will be from the left lane of the Parkway. Take Grant Street to the 3rd light. Make a left turn onto 3rd Avenue. After proceeding through the Stop sign make a right turn into the Oxford Centre Garage.

FROM NORTH:
Take 279 South following
"Pittsburgh" signs.  As
you approach the city,
follow signs for 579
(Veterans Bridge) to
downtown.  Exit at 6th
Avenue.  Make a right
turn at the light.  Go to
second light (William
Penn Highway), make a
left turn.  This street
will become Cherry Way
after 2 blocks.  After 4
lights, One Oxford Centre
Garage is on your right.

FROM SOUTH:
(From the Intersection of West
Liberty Avenue [Route 19] and
Saw Mill Run Boulevard [Route
51] the south end of the
Liberty Tunnels.)  Go through
the Liberty Tunnels staying in
the right lane.  Cross the
Liberty Bridge bearing right                    [MAP OF DOWNTOWN PITTSBURGH
going up the ramp staying to                     APPEARS HERE]
the left of the stop sign.
Make the left onto the
Boulevard of the Allies
staying in the right lane.  Go
through the light switching to
the right lane (watching for
traffic coming up on your
right).  At the 3rd light make
a right onto Smithfield
Street.  At the light make a
right onto 3rd Avenue.  One
Oxford Centre's Garage is on
the left.

FINDING THE CLUB:
(From the Garage)
The entrance to the Rivers Club is on the 4th level of the Oxford Centre Parking Garage. As you enter from the garage on level 4 a door marked Rivers Club will be on your right. Go through that door and a Brass elevator will be on your right. You will be in a marble lobby. Take the elevator to level 3 (dining) on the button.

(From Oxford Centre)
Take the glass elevator to level 4. Follow the Rivers Club signs down the Hallway through the double doors into the marble lobby. Take the Brass elevator to level 3 (dining).

                                     ARMCO INC.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 1998

The undersigned hereby appoints James F Will, John C. Haley and Gary R. Hildreth, and each or any of them, proxies, with full power of substitution, to represent and to vote all shares of common stock and/or preferred stock of Armco Inc. held of record by the undersigned on February 27, 1998, at the annual meeting of shareholders to be held on April 24, 1998, and at any adjournment thereof, notice of which meeting together with the related proxy statement has been received. The proxies are directed to vote the shares the undersigned would be entitled to vote if personally present.

Item 1   Authority to vote for the election of directors:
------

      [ ]  FOR - All nominees listed (except as marked to the contrary below)

      [ ]  WITHHOLD Authority to vote

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

   1.  Dan R. Carmichael        4.  John C. Haley         7.  Jan H. Suwinski
   2.  Paula H.J. Cholmondeley  5.  Charles J. Hora, Jr.  8.  John D. Turner
   3.  Dorothea C. Gilliam      6.  Bruce E. Robbins      9.  James F. Will

Item 2   To approve the Amendment and Restatement of the 1993 Long-Term
------
Incentive Plan

      [ ]  FOR      [ ]  AGAINST      [ ]  ABSTAIN

The Board of Directors recommends you vote FOR Item 2.

Item 3   In their discretion, as to such other business as may properly come
------
before the meeting or any adjournment thereof.


                             (CONTINUED ON REVERSE SIDE)

                                     ARMCO INC.
                                 One Oxford Centre
                                  301 Grant Street
                              Pittsburgh, PA 15219-1415


The Annual Meeting of Shareholders will be held at the Rivers Club located at One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania, on Friday, April 24, 1998, at 10:00 a.m. The enclosed Notice of Meeting and Proxy Statement contains additional information about the meeting.

INSTRUCTIONS
------------

     1.     Review and complete the Proxy Card; be sure to SIGN the card.

     2. Detach and return the SIGNED Proxy Card in the enclosed return envelope.


IMPORTANT
---------

You are urged to date and sign the enclosed proxy and return it promptly to ensure a proper representation at this meeting.


                                 Fold and detach here

------------------------------------------------------------------------------
Please vote on the reverse side hereof, date and sign below and return this proxy form promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so automatically by casting your vote at the meeting.

THIS PROXY FORM, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN HEREON, THE PROXY FORM WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 1993 LONG-TERM INCENTIVE PLAN. THIS PROXY DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

                                          Dated                           , 1998
                                          --------------------------------------

                                          --------------------------------------
                                          SIGNATURE

                                          --------------------------------------
                                          SIGNATURE IF SHARES HELD JOINTLY

                                          Please sign exactly as name appears
                                          opposite.  Executors, trustees, and
                                          administrators and other fiduciaries
                                          should so indicate.

                                                   SUPPLEMENT FOR THE
                                                   SUPPLEMENTAL INFORMATION OF
                                                   THE COMMISSION



                     1993 LONG-TERM INCENTIVE PLAN
                                  OF
                              ARMCO INC.



PREFATORY NOTE:     The 1993 Long-Term Incentive Plan (the "Original Plan") of
Armco Inc. (the "Corporation") was adopted by the shareholders of the Corporation on April 23, 1993. Any "Awards" (as such term is defined in the Original Plan) granted under the Original Plan prior to the effectiveness of the amendment and restatement of the Original Plan as provided below shall continue to be subject to the terms and conditions of the Original Plan as in effect immediately prior to such amendment and restatement.

     Upon adoption by the shareholders of the Corporation, the Original Plan is amended and restated to read in its entirety as set forth below:


     1.     Purpose.    The purpose of the Amended and Restated 1993 Long-Term
Incentive Plan (as so amended and restated, the "Plan") is to advance the interests of Armco Inc. (the "Corporation") and its Affiliates by providing a larger personal and financial interest in the success of the Corporation and its Affiliates to selected Employees upon whose judgment, interest and special efforts the Corporation and its Affiliates are largely dependent for the successful conduct of their operations and to enable the Corporation and its Affiliates to compete effectively with others for the services of new Employees as may be needed for the continued improvement of the enterprise.
It is believed that such interests will stimulate the efforts of such Employees on behalf of the Corporation and its Affiliates and strengthen their desire to remain in the employ of the Corporation and its Affiliates.

      2.     Definitions.

             As used in the Plan, the following terms shall have the meanings set forth below:

            (a) "Affiliate" shall mean any entity (i) which is controlled, directly or indirectly, by the Corporation, or (ii) in which the Corporation has a significant equity interest, as determined by the Committee.

            (b) "Award" shall mean any award of an Option, SAR, Restricted Stock, Performance Unit, or Other Stock Unit Award granted pursuant to the provisions of the Plan.

            (c) "Award Instrument" shall mean any written agreement or other instrument or document evidencing any Award granted by the Committee hereunder.

            (d)  "Board" shall mean the Board of Directors of the Corporation.

            (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

            (f) "Committee" shall mean a committee of the Board, which initially shall be the Compensation Committee of the Board, composed of three or more directors, which committee shall be authorized to administer the Plan and shall be constituted in such a manner as to satisfy the requirements of applicable law.

            (g)  "Corporation" shall mean Armco Inc.

            (h) "Derivative Security" shall mean, except to the extent excluded from the definition of a "derivative security" under the rules promulgated pursuant to Section 16 of the Exchange Act, any option, warrant, convertible security, stock appreciation right or similar right related to an "equity security" within the meaning of Section 16 of the Exchange Act.

            (i) "Employee" shall mean any key employee of the Corporation or of any Affiliate.

            (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            (k) "Fair Market Value" shall mean, with respect to any property, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

            (l)  "Incentive Stock Option" shall mean any Option granted under
Section 7 hereof that is intended to meet the requirements of Section 422 of the Code.

            (m) "Legal Representative" shall mean, with respect to any Participant, any legal representative or guardian which (i) is a mere custodian with respect to the property of such Participant, (ii) stands in a fiduciary relationship to such Participant and (iii) is subject to court supervision in the performance of its duties as a legal representative or guardian.

            (n) "Nonstatutory Stock Option" shall mean any Option granted under Section 6 hereof that is not intended to be an Incentive Stock Option.

            (o)  "Officer" shall mean any Participant who is subject to
Section 16 of the Exchange Act.

            (p) "Option" shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

            (q) "Other Stock Unit Award" shall mean any right granted to a Participant under the Plan pursuant to Section 11 hereof.

            (r) "Participant" shall mean any Employee who is selected by the Committee to receive an Award under the Plan. Any Employee (other than a member of the Committee) shall be eligible to be so selected.

            (s) "Performance Period" shall mean the period established by the Committee at the time any Performance Unit is awarded or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

            (t)  "Performance Unit" shall mean any unit granted pursuant to
Section 10 hereof.

            (u) "Person" shall mean any "person" as such term is used in Sections 13(d)(3) and 14(d) of the Exchange Act.

            (v) "Restricted Stock" shall mean shares of restricted stock awarded to a Participant pursuant to Section 9 hereof.

            (w) "SAR" shall mean any stock appreciation right granted to a Participant pursuant to Section 8 hereof.

            (x) "Shares" shall mean the common stock of the Corporation, and such other securities of the Corporation as the Committee may from time to time determine.

            (y) "Tandem SAR" shall mean any SAR exercisable only upon surrender of the Option related to such SAR.

     3.     Administration.    The Plan shall be administered by the
Committee. The Committee shall have full power and authority to (i) select the Employees to whom Awards may be granted under the Plan, (ii) determine the size and types of Awards to be granted to each such Employee, (iii) determine the terms and conditions, not inconsistent with the provisions of the Plan, governing such Awards, (iv) interpret the Plan and any instrument or agreement entered into under the Plan, (v) establish such rules and regulations as it shall deem appropriate for the administration of the Plan and (vi) take such other action as it deems necessary or desirable for the administration of the Plan. The interpretation and construction of any provision of the Plan, or any Award Instrument, by the Committee shall be final, conclusive and binding on all parties.

            The Committee may delegate to the chief executive officer and other senior officers of the Corporation its responsibilities with respect to grants of Awards to Employees who are not Officers, including the selection of the recipients of such Awards.

     4.     Effectiveness of Plan.    The Plan shall become effective upon
adoption by the shareholders of the Corporation on April 24, 1998 and shall remain effective until April 23, 2008 or such earlier date as the Board shall determine. In the event of the termination of the Plan by the Board, any Award outstanding under the Plan at that time shall remain in effect in accordance with its terms and conditions and those of the Plan.

     5.     The Shares.    Subject to adjustment as provided in Section 12
hereof, the total number of Shares available for grant under the Plan from and after its effective date shall be 45,048,848. All Shares subjected under the Plan to an Award which, for any reason, expires or terminates as to such Shares, or with respect to which other consideration is paid in lieu of such Shares, shall again be available for grant under the Plan; provided, however, that Shares as to which an Incentive Stock Option has been surrendered in connection with the exercise of a related SAR shall not increase the number of shares available for grants of Incentive Stock Options.

     6.     Options.    Options, which shall be evidenced by Award
Instruments, shall be subject to the terms and conditions set forth in the Plan and such other terms and conditions not inconsistent herewith as the Committee may approve and may be granted either alone or in addition to other Awards granted under the Plan. Except as hereinafter provided, all Options granted pursuant to the Plan shall be subject to the following terms and conditions:

            (a)  Price.    The purchase price of the Shares shall be
determined by the Committee in its sole discretion, provided, however, that
(i) if the purchase price of the Shares is pre-established for the full duration of the Option, it shall never be less than 100% of the Fair Market Value of the Shares on the date of the grant of the Option, or (ii) if the purchase price of the Shares varies based on an index or other variable, it shall not start at less than 100% of the Fair Market Value of the Shares on the date of the grant of the Option. The purchase price shall be paid in full at the time of purchase in cash, in Shares valued at the Fair Market Value of the Shares on the date of purchase, in any combination thereof or in such other form of consideration as the Committee may determine. In addition, if the Committee so provides, an Option may be exercised by delivering a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds necessary to pay the purchase price and applicable withholding taxes in full and such other documents as the Committee shall determine. The purchase price shall be subject to adjustment as provided in Section 12 hereof.

            (b)  Duration and Exercise of Options.    Options may be granted
for such terms as the Committee shall establish. Options shall be exercisable as provided by the Committee at the time of grant thereof.

            (c)  Surrender of Options.    The Committee may require the
surrender of outstanding Options as a condition precedent to the grant of new Options.

            (d)  Form of Settlement.    In its sole discretion, the Committee
may provide at the time of grant of an Option, that Restricted Stock or other similar securities or other Awards may be issued upon exercise of such Option, or the Committee may reserve the right so to provide after the time of grant.

            (e)  Other Terms and Conditions.    Options may also contain such
other provisions, which shall not be inconsistent with any of the foregoing terms, as the Committee shall deem appropriate. The maximum number of Shares with respect to which Options may be granted to any Employee under this Plan during any calendar year is 500,000, subject to adjustment as provided in
Section 12.

     7.     Incentive Stock Options.    The Committee may grant Incentive
Stock Options under the Plan. Incentive Stock Options granted pursuant to the Plan shall be subject to all the terms and conditions set forth in Section 6 hereof and to the following terms and conditions:

            (i) The term of an Incentive Stock Option shall not exceed ten years.

            (ii) No Incentive Stock Option may be granted under the Plan if such grant, together with any applicable prior grants which are incentive stock options within the meaning of Section 422 of the Code, would cause any limitation established under the Code for incentive stock options to be exceeded, not taking into account any acceleration of the exercisability of any Options pursuant to any term or condition included in such Options by the Committee.

     8. Stock Appreciation Rights. Stock appreciation rights ("SARs") may be granted either alone or in addition to other Awards granted under the Plan and may, but need not, relate to an Option. Any SAR related to a Nonstatutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before the exercise or expiration of such Option. Any SAR related to an Incentive Stock Option must be granted at the same time such Option is granted.

            Upon the exercise of an SAR, the Participant shall be entitled to receive for each Share covered by the SAR so exercised the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine in the case of any such SAR other than one related to an Incentive Stock Option, at any time during a specific period before the date of exercise, over (ii) the option exercise price per Share specified in the related Option, if any, and if none, the Fair Market Value of one Share on the date the SAR is granted. Any payment by the Corporation in respect of an SAR may be made in cash, Shares, Restricted Stock, or other Award, or any combination thereof, as the Committee in its sole discretion shall determine.

             In addition to the terms and conditions set forth elsewhere in the Plan, SARs shall be subject to the following terms and conditions and to such other terms and conditions not inconsistent with the Plan as the Committee from time to time approves:

             (i) A Tandem SAR shall be exercisable, in whole or in part, only at such times and to the extent that the Option to which it relates is exercisable and only when the Fair Market Value of the Shares exceeds the option price of the related Option. An SAR which is related to an Option but which is not a Tandem SAR shall be exercisable, in whole or in part, only at such times and to the extent that the Option to which it relates is exercisable or, if such Option has been exercised, until the Option to which it relates would have expired had it not been exercised. An SAR granted without relationship to an Option shall be exercisable as determined by the Committee.

     9.     Restricted Stock.

         (a)  Issuance.    The Committee may grant awards of Restricted Stock
for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. Shares of Restricted may be issued with such terms and conditions, including acceleration and forfeiture and other provisions and restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Shares and the right to receive any cash dividends with respect thereto). Such restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate, and any such Shares may not be sold, transferred, pledged, assigned or otherwise disposed of by the Participant, except as may be otherwise provided, until such restrictions lapse. All restrictions applicable to any Restricted Stock shall also apply to any shares resulting from a stock dividend, stock split or other distribution of Shares with respect to such Restricted Stock. Upon termination of employment during the restricted period, all Restricted Stock shall be forfeited, subject to such exceptions, if any, as are authorized by the Committee relating to termination of employment pursuant to retirement, disability, death or other special circumstances.

         (b)  Registration.    Any Restricted Stock issued hereunder may be
evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock awarded under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. In such event, the Committee shall require that the stock certificates evidencing such Shares be held in custody by the Corporation until the restrictions thereon shall have lapsed and that, as a condition of the award of any Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Shares covered by such Award.

     10.     Performance Units.    The Committee may grant awards of units
("Performance Units") valued by reference to Shares or other property or measured in dollar amounts, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter. Performance Units may be issued for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Unit or thereafter. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Units may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

     11.     Other Stock Unit Awards.    The Committee may grant other Awards
of Shares and other Awards that are valued in whole or in part by reference to Shares ("Other Stock Unit Awards"). Other Stock Unit Awards may be granted for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. Such Other Stock Unit Awards may be paid in Shares, other securities of the Corporation, cash or any other form of property as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine all conditions of Other Stock Unit Awards.

     12.     Adjustment of and Changes in the Shares.    In the event of any
merger, consolidation, recapitalization, reclassification, stock dividend, reverse split, distribution of property, special cash dividend or other change in corporate structure affecting the Shares as determined by the Committee, the Committee shall make such adjustments as it deems appropriate to the number, class and option price of Shares subject to outstanding Options granted under the Plan, and in the value of, or number or class of Shares subject to, other Awards granted or available to be granted under the Plan or to individual Employees during the term of this Plan.

     13.     Securities Act Requirements.    No Award granted pursuant to the
Plan shall be exercisable or realizable in whole or in part, and the Corporation shall not be obligated to sell any Shares subject to any such Award, if such exercise, sale or vesting would, in the opinion of counsel for the Corporation, violate the Securities Act of 1933, as amended (or other Federal or state statutes having similar requirements). As a condition precedent to the issuance of Shares pursuant to the grant or exercise of an Award, the Corporation may require the Participant to take any reasonable action to meet such requirements. Each Award shall be subject to the further requirement that, if at any time the Board shall determine in its discretion that the listing or qualification of the Shares subject to such Award under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issuance of Shares thereunder, certificates for Shares under the Plan pursuant to such Award will not be delivered unless such listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such requirements.

     14.     Amendments and Termination.    The Board may amend or terminate
the Plan, and the Committee may amend the terms of any Award Instrument; provided, however, that, to the extent required by applicable law or to comply with the shareholder approval requirements of Section 422 of the Code or applicable stock exchange requirements, any amendment to the Plan may be subject to the approval of the shareholders of the Corporation. Amendments to the Plan or to any Award Instrument may be applied prospectively or retroactively, provided that no such amendments shall impair the rights of any Participant with respect to any outstanding Award without such Participant's consent.

             The Committee may also substitute new Awards for previously granted Awards, including without limitation the substitution of Options having lower option prices than previously granted Options. The Committee's powers include, but are not limited to, the adoption of such modifications, amendments, procedures, subplans and the like as may be necessary to comply with the provisions of the laws of other countries in which the Corporation or its Affiliates may operate.

     15.     Change in Control.    The Committee may, without limitation of
the breadth of its authority elsewhere in the Plan and notwithstanding any provision to the contrary contained elsewhere in the Plan or in any agreement between the Corporation and a Participant, provide that, upon a change in control (as such may be defined by the Committee) of the Corporation, the exercisability or release from restrictions of outstanding Awards may be accelerated, other payments may be made in respect of outstanding Awards, Options or other Awards may be surrendered to the Corporation for cash or other consideration and other consequences with respect to outstanding Awards may result, all on such terms and conditions as the Committee shall, in its discretion, provide.

     16.     General Provisions.

         (a) Except as otherwise approved by the Committee, in its discretion, no Award, or Shares subject to an Award, shall be sold, assigned, transferred, pledged or otherwise encumbered by a Participant otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code prior to the date on which Shares are issued, or, if later, the date on which any applicable restriction, performance or reference period lapses; provided, however, that if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Each Award shall be exercisable, during the Participant's lifetime, only by the Participant or, if permissible under applicable law, by the Participant's Legal Representative.

        (b) The provisions of Awards need not be the same with respect to each recipient. Subject to the provisions of the Plan, the term of each Award shall be such period as may be determined by the Committee.

        (c) The Committee may, in its discretion, grant to the holder of any Award the right to receive interest or interest equivalents, or the right to receive with respect to each Share covered by such Award payments of amounts equal to the regular cash dividends paid to holders of the Shares during the period that the Award is outstanding.

        (d) The Corporation shall be authorized to withhold from any Award granted or payment due under the Plan, in such manner as the Committee shall determine (including mandatory withholding imposed as a provision of an Award), the amount of withholding taxes due in respect of such Award or payment hereunder and to take such other actions as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such taxes.

        (e) Nothing contained herein shall require the Corporation to segregate any monies from its general funds, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant for any year.

        (f) Nothing contained in the Plan, or in any Award granted pursuant to the Plan, shall confer upon any Employee or Participant any right to continue in the employ of the Corporation or its Affiliates or limit in any way the right of the Corporation or its Affiliates to terminate such Participant's employment at any time.

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